Exhibit 10.2
SSI INVESTMENTS III LIMITED
SKILLSOFT PLC
EXPENSES REIMBURSEMENT AGREEMENT
William Fry
Solicitors
Fitzwilton House
Wilton Place
Dublin 2
www.williamfry.ie
© William Fry 2010
020533.0001.DMF/MAT

THIS AGREEMENT is made on 11 February 2010
BETWEEN:
SSI INVESTMENTS III LIMITED
a company incorporated in Ireland with registered number 480477 and having its registered office at Block 3, The Harcourt Centre, Harcourt Road, Dublin 2, Ireland
(hereinafter referred to as “SSI”)
— and —
SKILLSOFT public limited company
a public limited company incorporated in Ireland with registered number 148294 and having its registered office at Belfield Office Park, Clonskeagh, Dublin 4, Ireland
(hereinafter referred to as “Skillsoft”)
RECITALS:
A.	SSI intends to acquire Skillsoft on the terms set out in the Rule 2.5 Announcement and Skillsoft intends to agree to reimburse costs and expenses incurred and to be incurred by SSI for the purposes of, in preparation for or in connection with the Acquisition in certain circumstances if the Acquisition does not proceed.
B.	This Agreement sets out the agreement between the parties as to the reimbursement in certain circumstances by Skillsoft of costs and expenses incurred and to be incurred by SSI for the purposes of, in preparation for or in connection with the Acquisition.
C.	Capitalised terms and some other words and expressions used in this Agreement are defined in Clause 4.
NOW IT IS HEREBY AGREED as follows:
1.	Commencement of Clause 2

Clause 2 of this Agreement shall not have effect unless the Rule 2.5 Announcement is issued on or before 09:30 am (United States Eastern Time) on the day next following the date hereof.

2.	Reimbursement

2.1	Subject to, and in consideration of, SSI announcing a firm intention to make the Acquisition in the Rule 2.5 Announcement, Skillsoft agrees to pay to SSI, if any one or more of the Events described in Clause 2.2 occur, an amount equal to all specific, quantifiable third party (including vouched out of pocket expenses incurred by third party advisers only) costs and expenses incurred by SSI for the purposes of, in preparation for or in connection with the Acquisition, including, without limitation:
2.1.1	exploratory work carried out in contemplation of and in connection with the Acquisition;

2.1.2	legal, financial and commercial due diligence;

2.1.3	arranging financing (with associated hedging and related expenses); and

2.1.4	engaging advisers to assist in the process;
provided that the gross amount payable to SSI pursuant to this Agreement shall not, in any event, exceed such sum as is equal to 1% of the total value of the entire issued share capital (excluding, for the avoidance of doubt, any interest in such share capital of Skillsoft (including in the form of American Depositary Shares) held by Stockbridge Fund, L.P.) as ascribed by the terms of the Acquisition as set out in the Rule 2.5 Announcement. The amount payable by Skillsoft to SSI under this Clause 2.1 shall not include any Value Added Tax attributable to such third party costs to the extent that it is recoverable by SSI.

2.2	The Events for the purposes of Clause 2.1 are any one or more of the following:
2.2.1	the Board (or any one or more of the members thereof) withdraws, adversely modifies or qualifies its recommendation to Skillsoft Shareholders to vote in favour of the Scheme (to include any public announcement by Skillsoft of a recommendation or intention to recommend a Competing Offer); or

2.2.2	Skillsoft wilfully takes or omits to take any action, such as failing to post a Scheme Circular, preventing Skillsoft Shareholders from voting at any meetings to approve the Scheme or any related resolutions, withdrawal of the Scheme, adjourning any Court hearing or shareholders’ meeting, failing to issue the petition to approve the Scheme, unilaterally altering the terms and conditions of the Scheme, or failing to deliver the Court Order and minute of reduction of capital to the Registrar of Companies (in any such case without the consent of SSI); or

2.2.3	prior to the Scheme being withdrawn by Skillsoft or lapsing in accordance with its terms, a Competing Offer is announced (under Rule 2.4 or 2.5) and subsequently made and that Competing Offer or a Competing Offer in which that Competing Party is interested or participates subsequently becomes effective or unconditional within the 18 months of such lapse or withdrawal.
2.3	Any request by SSI for a Reimbursement Payment shall be:

2.3.1	notified in writing to Skillsoft no later than 30 days following:
(a)	in the case of Clauses 2.2.1 and 2.2.2, to include in the case of withdrawal of the Scheme by Skillsoft, SSI becoming aware of the Event or;

(b)	in the case of Clause 2.2.3, SSI becoming aware that such Competing Offer has become effective; and
2.3.2	accompanied and / or followed by written invoices or written documentation supporting the request for a Reimbursement Payment; and

2.3.3	subject to satisfactory compliance with Clause 2.3.2, satisfied in full by payment in full by Skillsoft to SSI in cleared, immediately available funds within 14 calendar days following such receipt of such invoices or documentation.
2.4	Notices under this Agreement shall be served as provided in the Transaction Agreement.

2.5	For the avoidance of doubt:
2.5.1	the refusal by Skillsoft to agree an extension to the date set out in Condition 1 to the Rule 2.5 Announcement (namely 16 July 2010) shall not constitute a withdrawal, or an adverse modification, of the Board’s recommendation of the Acquisition; and

2.5.2	where used in this Agreement in the context of the Scheme:
(a)	the term “lapse” shall mean any of the Conditions becoming incapable of satisfaction and “lapsing” shall be construed accordingly;

(b)	the term “withdraw” shall include (i) an application to Court to adjourn Court proceedings on the Scheme either generally without a return date or to a date after 16 July 2010 and (ii) an adjournment of any shareholders’ meeting either generally without an adjourned date or to a date after 16 July 2010 and “withdrawal” shall be construed accordingly.
3.	General

3.1	The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuance in force of the remainder of this Agreement.

3.2	This Agreement shall be construed in accordance with and governed by the laws of Ireland. The parties submit to the exclusive jurisdiction of the Irish Courts in relation to any disputes arising out of this Agreement.

3.3	This Agreement may be executed by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument.

3.4	Each party hereto represents and warrants to the other that, assuming due authorisation, execution and delivery by the other party hereto, this Agreement constitutes the valid and binding obligations of that party.

3.5	Each party hereto confirms and agrees that no provision of the Transaction Agreement shall supersede, vary or otherwise amend the provisions of this Agreement.

4.	Definitions

4.1	In this Agreement (including in the Recitals), the following expressions shall have the following meaning:

“Acquisition”, the proposed acquisition by SSI of Skillsoft by means of the Scheme, as described in, and on the terms and conditions of, the Rule 2.5 Announcement;

“Act”, the Irish Takeover Panel Act 1997 (as amended);

“Acting in Concert”, shall have the meaning given to that term in the Act;

“Associate”, shall have the meaning given to that term in the Rules;

“Board”, the board of directors of Skillsoft (or, where a director is considered not to be independent for the purposes of Rule 3 or if restricted from voting on the Scheme or a Competing Offer at a meeting of the Board pursuant to the Articles of Association of Skillsoft, a duly constituted and authorised committee thereof consisting of all other directors);

“Business Day”, any day, other than a Saturday, Sunday or public holiday in Ireland or the State of New York;

“SSI’s Group” means SSI and any bodies corporate which are Holding Companies of SSI or Subsidiaries or subsidiary undertakings, in each of SSI or of any Holding Company of SSI;

“Competing Offer”, means any one or more offers by or on behalf of a party (a “Competing Party”) other than SSI (or an Associate of SSI or a person Acting in Concert with SSI) which is publicly disclosed and which, if completed, would result in the Competing Party (whether alone or with its Associates and concert parties) holding or controlling more than 50% of:
(i)	the voting and other equity securities of Skillsoft (whether in Skillsoft Shares, Skillsoft ADRs or Skillsoft ADSs); or

(ii)	all or substantially all the assets of Skillsoft;
“Competing Party” means a person other than SSI (or an Associate of SSI or a person Acting in Concert with SSI) who alone or with or through others announces a Competing Offer prior to the withdrawal or lapse of the Scheme;

“Conditions”, the conditions to the Scheme and the Acquisition set out in Appendix I to the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Holding Company”, shall have the meaning given to it in the Transaction Agreement;

“Offer Period”, shall have the meaning given to it in the Rules;

“Panel”, the Irish Takeover Panel;

“Reimbursement Payment(s)”, the payment(s) provided for in Clause 2.1;

“Rule 2.5 Announcement”, the announcement of the Acquisition to be made in the Agreed Form pursuant to Rule 2.5 of the Rules;

“Rules”, the Irish Takeover Panel Act, 1997, Takeover Rules, 2007, as amended;

“Scheme”, the proposed scheme of arrangement under Section 201 of the Companies Act 1963 and the capital reduction under Sections 72 and 74 of the Companies Act 1963 to effect the Acquisition, including any revision thereof;

“Skillsoft”, Skillsoft plc;

“Skillsoft ADRs”, American Depositary Receipts evidencing Skillsoft ADSs;

“Skillsoft ADSs”, American Depositary Shares each representing one Skillsoft Share and evidenced by Skillsoft ADRs;

“Skillsoft Shareholders”, the holders of Skillsoft Shares;

“Skillsoft Shares”, the ordinary shares of €0.11 each in the capital of Skillsoft;

“Subsidiary”, shall have the meaning given to it in the Transaction Agreement;

“subsidiary undertaking”, shall have the meaning given to it in the Transaction Agreement; and

“Transaction Agreement”, the transaction agreement dated as of the date hereof between SSI and Skillsoft.

4.2	In this Agreement, the expression “offer” shall include:
4.2.1	an offer, scheme of arrangement, contract, merger, redemption, share swap, re-capitalisation or other transaction of any nature whatsoever made by or on behalf of a party (other than SSI or any party Acting in Concert with SSI) which, if completed, would result in such third party or its Associates holding more than 50% of:
(a)	the voting and other equity securities of Skillsoft; or

(b)	all or substantially all the assets of Skillsoft; and

4.2.2	a merger or other transaction pursuant to SI 137/1987, SI 157/2008, Council Regulation (EC) No 2157/2001 or SI 21/2007.
4.3	In this Agreement:
4.3.1	reference to the word “person” is deemed to include references to natural persons, firms, partnerships, companies, corporations, associations, bodies corporate, trusts and investment funds (in each case whether or not having a separate legal personality);

4.3.2	reference to the word “writing” is deemed to include reference to electronic communications such as fax and email.
4.4	In this Agreement, references to time are to Irish times unless otherwise specified.
IN WITNESS whereof the parties have executed these presents the day and year above written.

SIGNED on behalf of SSI INVESTMENTS III LIMITED by its authorised signatory in the presence of:
/s/ Michael C. Ascione

Authorised Signatory (Signature)

Michael C. Ascione

/s/ Paul Egan	Print name
Witness (Signature)

Paul Egan
Print name

South Bank House, Barlow Street, Dublin 4
Print address

SIGNED on behalf of SKILLSOFT plc by its authorised signatory in the presence of:
/s/ Charles E. Moran

Authorised Signatory (Signature)

Charles E. Moran

/s/ Thomas J. McDonald	Print name
Witness (Signature)

Thomas J. McDonald
Print name

200 Beach Road, Unit #20, Tequesta, FL 33469
Print address